FOR IMMEDIATE RELEASE

HURCO REPORTS DEPARTURE OF SENIOR OFFICER

INDIANAPOLIS, INDIANA – October 1, 2009 – Hurco Companies, Inc. (NASDAQ Global Market: HURC) today announced that James D. Fabris, will resign from his positions as President and Chief Operating Officer of the Company effective October 31, 2009, to pursue other interests.  The Company expects that, for the foreseeable future, the functions previously performed by Mr. Fabris will be performed by Michael Doar, the Company's Chairman and Chief Executive Officer.

Mr. Doar stated, "The Board of Directors greatly appreciates the many contributions Jim has made in the last twenty years and we wish him well in his future endeavors."

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
Vice President & Chief Financial Officer
317-293-5309